Exhibit 10.6

RenalTech International, LLC 320 East 65th Street, Suite 116 New York, NY 10021 Telephone: 212-717-8644
Facsimile: 212-717-8643 www.renaltech.com E-mail: info@renaltech.com

Guillermina Vega Montiel	August 11, 2003
P.O. Box 894
Nogales, AZ 85628

Dear Guillermina,

This letter shall summarize the points of our discussion from 8/5 regarding the agreed incentive structure for your further investment in RenalTech.:

a. You will purchase $4 million of Membership Units from RenalTech at a price of $3.25 per Unit with a ratchet provision that gives you the lower price if within the next 12 months, after this investment, Membership Units are sold at a lower price.

b. RenalTech will grant you a royalty of 3% on all gross revenues received by RenalTech from the sales of the CytoSorb Device in the areas of sepsis, cardio-pulmonary bypass, organ donation, chemotherapy and inflammation control. The term “revenue” shall include all product sales revenue as well as license fees and proceeds from the sale of RenalTech’s Cytosorb intellectual property.

c. You will arrange to	(1) immediately wire $1.5mm to RenalTech’s Citibank account #41358084 for purposes of conducting the FDA clinical trials for the BetaSorb ;

(2) wire an additional $1mm by August 25, to provide working capital;

(3) wire an additional $1.5 mm by October 15.

d. While not contractually committed to do so, you will consider investing an additional $1 million at the same price as stated above provided the Company is, in your opinion, making satisfactory progress. This right to invest the additional $1mm at $3.25+ratchet to lower price shall be exercisable through February 28, 2004.

Please sign and return a copy of this letter (by fax) to indicate your agreement.

Agreed to:	RenalTech International, LLC
By:

RenalTech International, LLC	Business Confidential